UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2004
CATERPILLAR INC. (Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
1-768 (Commission File Number)	37-0602744 (IRS Employer I.D. No.)
100 NE Adams Street, Peoria, Illinois (Address of principal executive offices)	61629 (Zip Code)
Registrant's telephone number, including area code: (309) 675-1000

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Item 5. Other Events and Regulation FD Disclosure.

The following statement was released by Caterpillar Inc. on August 18, 2004. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or that the materials include material investor information that is not otherwise publicly available. In addition, the Registrant does not assume any obligation to update such information in the future.

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                               August 18, 2004

FOR IMMEDIATE RELEASE

Caterpillar Expands Remanufacturing Business with Purchase of Automotive Transmission Remanufacturing Company

Growth opportunity will leverage remanufacturing competency

PEORIA, Ill. – Caterpillar Inc. (NYSE: CAT) and Remy International, Inc. have announced that Caterpillar Remanufacturing Services (“Cat Reman”) will acquire Williams Technologies, Inc.(“WTI”), a leading remanufacturer of automatic transmissions, torque converters, and engines for automotive and medium and heavy duty truck applications. Williams Technologies currently remanufactures over 40 transmission models for a variety of automotive Original Equipment Manufacturers (“OEM”) and vehicle platforms. This acquisition represents an expansion of Caterpillar Remanufacturing Services into the automotive powertrain remanufacturing business.

Caterpillar is one of the world’s largest remanufacturers, recycling more than 100 million pounds of used iron every year into remanufactured engine, transmission and hydraulic components. The acquisition also builds on relationships already established in the automotive industry by Caterpillar subsidiary Caterpillar Logistics Services, Inc., which is one of the world’s largest third party logistics providers.

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“This acquisition is an excellent strategic fit, providing an opportunity to leverage Caterpillar’s core remanufacturing strengths (core management, reverse logistics, machining of rough castings, salvage technology, etc.) to provide remanufacturing services to original equipment manufacturers in the automotive industry,” commented Steve Fisher, general manager of Caterpillar’s Remanufactured Products Group. “We are excited about the opportunity to broaden the portfolio of services Williams will offer to current and future OEM customers. We intend to expand our customer base and serve the market in an even greater capacity.

Remanufactured components provide Williams’ clients with a reliable, lower cost product to offer their dealers and end users, along with the added environmental benefit of returning the iron to a useful life,” Fisher said.

Williams Technologies is located in Summerville, South Carolina and employs approximately 500 personnel. Williams will join seven other Caterpillar remanufacturing facilities located in the United States, Mexico and Europe.

“This business has performed very well for us. We believe, however, that it is a very strong strategic fit with Cat’s reman business and that as part of Caterpillar, WTI’s customers, employees and other stakeholders will realize even more value”, said Thomas J. Snyder, president and chief executive officer of Remy International.

Caterpillar and Remy recently signed the definitive agreement for the sale of Williams Technologies. The acquisition agreement will be effective September 1, 2004 subject to the completion of legal and regulatory requirements.

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For more than 75 years, Caterpillar Inc. has been building the world’s infrastructure and, in partnership with its worldwide dealer network, is driving positive and sustainable change on every continent. With 2003 sales and revenues of $22.76 billion, Caterpillar is a technology leader and the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. More information is available at www.cat.com.

Caterpillar Contact:

Rusty L. Dunn
Corporate Public Affairs
Tel: (309) 675-4803
Dunn_Rusty_L@cat.com

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Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.
CATERPILLAR INC.

August 18, 2004	By:	/s/James B. Buda

James B. Buda
Vice President

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